Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of Blackstone Products, Inc. on Form S-4 (File No. 333-262758) of our report dated April 12, 2022 with respect to our audits of the consolidated financial statements of Cowell International Inc. as of December 31, 2021 and 2020, and for the years ended December 31, 2021, 2020 and 2019, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

San Jose, CA

May 17, 2022